Exhibit 10.14

August 24, 2011

Mr. Warren Barratt

Dear Warren:

I am very pleased to provide you with this offer letter for the position of Chief Financial Officer with CyOptics, Inc. You will report directly to me in my role as President and Chief Executive Officer. Your employment will be at our principal corporate offices located in Breinigsville, PA. Your annual starting salary will be $230,000, at a bi-weekly rate of $8,846.15. As part of your compensation package, I will recommend to CyOptics’ Board of Directors (the “Board”) that you be included in an annual bonus plan for which full achievement of your plan metrics will result in you earning 30% of your annual salary at time bonus plan is set at 100% of target achievement, and you earning 40% of your annual salary at time bonus plan is set at 110% of target achievement. The annual bonus plan will be set by the Board, and your entitlements to payments under the bonus plan will be determined by the Board in its sole discretion. Typically, the Board recalibrates bonus plan targets annually. Your participation in the 2011 annual bonus plan will be prorated to your start date. The details of this bonus plan will be forthcoming. I will also recommend to the Board that you be granted a stock option to purchase 82,700 shares of CyOptics common stock (subject to stock splits and the like) under the terms and conditions set forth in the Company’s 1999 Stock Option Plan, and become a participant in CyOptics’ Management Bonus Plan (i.e., our management carve out plan in event of change of control). The details of the stock option grant and Management Bonus Plan will also be forthcoming.

It is CyOptics’ policy to reimburse employees for all necessary and reasonable expenses that are incurred while on Company business. You will be eligible to participate in the Company’s U.S. benefits program, which includes medical, dental, life, disability and 401(k) plan. Additionally, per calendar year, the Company will provide you with 15 paid vacation days, 10 paid holidays and 3 personal days. These days will be pro-rated to your start date.

In compliance with the Immigration Reform and Control Act of 1986, we request that you provide us with appropriate documentation verifying your work authorization and identification prior to your start of employment. We also require you to execute the company’s standard form of proprietary information and inventions assignment agreement as a condition to your employment.

All employment with CyOptics is “at-will”, which means you may resign at any time with or without notice and CyOptics reserves the right to terminate your employment or alter your position, duties, or title with or without notice, for any or no particular reason or cause.

9999 Hamilton Boulevard	Delivering the products you know...
Breinigsville, PA 18031	...and the innovation you need!
Phone: 484-397-2062
Fax: 484-397-2019
www.cyoptics.com

Warren, we are very excited at the prospect of having you join the CyOptics team. By signing below and returning one copy as soon as possible, you will indicate your acceptance to begin work with CyOptics on or before September 1, 2011. We are confident we can build a mutually rewarding and fulfilling relationship.

/s/ Ed J. Coringrato
Ed J. Coringrato
President & CEO

ACCEPTED AND AGREED:

/s/ Warren Barratt	8/24/11
Warren Barratt	Date